UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 1, 2015

Date of Report (Date of earliest event reported)

KapStone Paper and Packaging Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33494 (Commission File Number)	20-2699372 (IRS Employer Identification No.)

1101 Skokie Boulevard, Suite 300, Northbrook, IL 60062

(Address of principal executive offices)

(847) 239-8800

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On June 1, 2015, KapStone Paper and Packaging Corporation (“KapStone”) entered into a Second Amended and Restated Credit Agreement (the “Second Amended and Restated Credit Agreement”) by and among KapStone Kraft Paper Corporation, as Borrower (“Borrower”), KapStone and certain subsidiaries of Borrower from time to time party thereto, as Guarantors, the lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C issuer. The Second Amended and Restated Credit Agreement amends and restates KapStone’s existing Amended and Restated Credit Agreement (filed as Exhibit 10.1 to KapStone’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on July 18, 2013), as amended pursuant to the First Amendment to Amended and Restated Credit Agreement (filed as Exhibit 10.1 to KapStone’s Current Report on Form 8-K filed with the SEC on April 4, 2014), the Second Amendment to Amended and Restated Credit Agreement (filed as Exhibit 10.3 to KapStone’s Quarterly Report on Form 10-Q filed with the SEC on October 29, 2014) and the Third Amendment to Amended and Restated Credit Agreement (filed as Exhibit 10.11 to KapStone’s Annual Report on Form 10-K filed with the SEC on February 27, 2015).

The Second Amended and Restated Credit Agreement provides for a senior secured credit facility in an initial aggregate principal amount of $1.915 billion (the “Credit Facility”), consisting of a term loan A-1 in an aggregate amount of $940 million (“Term Loan A-1”), a term loan A-2 in an aggregate amount of $475 million (“Term Loan A-2”), and a revolving credit facility (“Revolver”) in an initial aggregate amount of $500 million (including a $75 million letter of credit sub-facility and a $45 million swing line loan sub-facility). The Credit Facility also includes an “accordion” feature that allows Borrower, subject to certain terms and conditions, to increase the commitments under the Credit Facility to the extent it shall maintain a pro forma total leverage ratio equal to or less than 2.50 to 1.00 and otherwise by up to $600 million.  The proceeds of Term Loan A-1 and Term Loan A-2 are expected to be used, together with borrowings under the Revolver, (i) to finance the acquisition of Victory Packaging L.P. and its subsidiaries (the “Company”) (as previously reported in KapStone’s Current Report on Form 8-K filed with the SEC on May 5, 2015), (ii) to pay certain transaction fees and expenses in connection with the acquisition of the Company and entering into the Second Amended and Restated Credit Agreement, and (iii) to provide for ongoing working capital requirements and general corporate purposes. The repayment of borrowings under the Credit Facility is guaranteed by KapStone and Borrower’s domestic subsidiaries, and is secured by substantially all of the assets of KapStone, Borrower and such subsidiaries. In certain unique circumstances, the repayment of borrowings under the Credit Facility may also be guaranteed by Borrower’s foreign subsidiaries.

Depending on the type of borrowing by Borrower, the applicable interest rate under the Credit Facility is calculated at a per annum rate equal to (a) LIBOR plus an applicable margin, which will initially be 1.75% for Term Loan A-1 Eurodollar loans, 1.875% for Term Loan A-2 Eurodollar loans and 1.75% for Revolver Eurodollar loans, or (b) (i) the greatest of (x) the prime rate, (y) the federal funds effective rate plus 0.50% or (z) a daily rate equal to one month LIBOR plus 1% plus (ii) an applicable margin, which will initially be 0.75% for Term Loan A-1 base rate loans, 0.875% for Term Loan A-2 base rate loans and 0.75% for Revolver base rate loans. The unused portion of the Revolver will also be subject to an unused fee that will be calculated at a per annum rate (the “Unused Fee Rate”), which will initially be 0.30%. Commencing with the delivery of the financial statements for the quarter ending September 30, 2015, the applicable margin for borrowings under the Credit Facility and the Unused Fee Rate will be determined by reference to the pricing grid based on KapStone’s total leverage ratio. Under such pricing grid, the applicable margins for Term Loan A-1 and Revolver will range from 1.00% to 1.75% for Eurodollar loans and from 0.00% to 0.75% for base rate loans, and the Unused Fee Rate will range from 0.20% to 0.30%. The applicable margins for Term Loan A-2 will range from 1.125% to 1.875% for Eurodollar loans and from 0.125% to 0.875% for base rate loans.

Term Loan A-1 will amortize in quarterly installments commencing September 30, 2015 in aggregate annual amounts equal to 5% of the initial principal amount thereof.  Term Loan A-2 will amortize in quarterly installments commencing September 30, 2015 in an aggregate annual amount equal to 1% of the initial principal amount thereof.  Principal amounts outstanding under each of the Revolver and Term Loan A-1 are due and payable in full on June 1, 2020.  Principal amounts outstanding under the Term Loan A-2 are due and payable in full on June 1, 2022.

The outstanding amounts under the Credit Facility may be prepaid at any time without premium (except for certain customary break funding payments in connection with Eurodollar loans). Net cash proceeds (in excess of certain minimum threshold amounts) from certain asset dispositions and the incurrence or issuance of certain indebtedness are subject to certain mandatory prepayment provisions.

The Second Amended and Restated Credit Agreement contains customary representations and warranties, conditions to borrowing, and events of default, the occurrence of which would entitle lenders to accelerate the amounts outstanding. The Second Amended and Restated Credit Agreement also contains covenants that, among other things, restrict, subject to certain exceptions, the ability of KapStone and its subsidiaries to create liens, incur indebtedness and guarantees, make certain investments or acquisitions, merge or consolidate, dispose of assets, pay dividends, repurchase or redeem capital stock and subordinated indebtedness, change the nature of their business, enter into certain transactions with affiliates and make changes in accounting policies or practices except as required by generally accepted accounting principles.  In addition, the Second Amended and Restated Credit Agreement includes financial covenants related to the maintenance of a maximum total leverage ratio and a minimum interest  coverage ratio.

The foregoing description of the Second Amended and Restated Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Second Amended and Restated Credit Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.01                                           Completion of Acquisition or Disposition of Assets

On June 1, 2015, pursuant to the Equity Purchase Agreement (the “Agreement”) with KapStone Charleston Kraft LLC (“KapStone Charleston” and, collectively with Borrower, the “Buyers”), VP Holdco, Inc. (“VP Holdco”) and Victory Packaging Management, LLC (“VPM” and, together with VP Holdco, the “Sellers”), the Buyers consummated the previously announced agreement to acquire (the “Acquisition”) all of the general and limited partnership interests of the Company. The purchase price at closing was approximately $615 million in cash

(which amount was reduced dollar for dollar for indebtedness outstanding at closing, certain bonuses and other unpaid transaction expenses of the Company funded by the Buyers at closing and increased dollar for dollar by cash on hand at closing) and is subject to a post-closing net working capital adjustment. A portion of the aggregate cash purchase price was deposited into escrow to fund certain limited indemnity obligations of the Sellers. The Company, directly and indirectly through its subsidiaries, is engaged in the design, sale, marketing, production and distribution of packaging materials, fulfillment services and related goods and services in the United States, Mexico and Canada.

The Acquisition was financed by borrowings under the Second Amended and Restated Credit Agreement.

The foregoing description of the Acquisition is not intended to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 2.1 to KapStone’s Current Report on Form 8-K filed with the SEC on May 5, 2015 and is incorporated herein by reference.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference.

Item 9.01                                           Financial Statements and Exhibits

(a)                                 KapStone intends to file with the SEC the historical financial statements and pro forma financial information with respect to the Company required to be filed pursuant to Regulation S-X under the Securities Act of 1933, as amended, within 71 days of the date on which this Current Report on Form 8-K was required to be filed with the Commission.

(b)                                 Pro-forma financial information.

See paragraph (a) above.

(d)                                 Exhibits

10.1                        Second Amended and Restated Credit Agreement dated as of June 1, 2015, by and among  KapStone Paper and Packaging Corporation, KapStone Kraft Paper Corporation, as Borrower, the subsidiaries of Borrower named therein, as Guarantors, the lenders named therein, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and Barclays Bank PLC and Wells Fargo Bank, National Association, as co-Syndication Agents.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2015

KAPSTONE PAPER AND PACKAGING CORPORATION

	By:	/s/ Roger W. Stone
	Name:	Roger W. Stone
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1

Second Amended and Restated Credit Agreement dated as of June 1, 2015, by and among  KapStone Paper and Packaging Corporation, KapStone Kraft Paper Corporation, as Borrower, the subsidiaries of Borrower named therein, as Guarantors, the lenders named therein, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and Barclays Bank PLC and Wells Fargo Bank, National Association, as co-Syndication Agents.